Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	cogle@levi.com		kmarubio@levi.com

LEVI STRAUSS & CO. NAMES HARMIT SINGH AS CHIEF FINANCIAL OFFICER

SAN FRANCISCO (December 13, 2012) – Levi Strauss & Co. (LS&Co.) today announced that Harmit Singh will join the company as executive vice president and chief financial officer on January 16, 2013, reporting to company president and chief executive officer Chip Bergh. In this role, he will be responsible for the company’s global information technology and finance functions, including financial planning and analysis, accounting and controls, tax, treasury, risk management, internal audit and investor relations.

Mr. Singh brings almost 30 years of experience as a financial leader within the hospitality, restaurant and travel industries. Most recently, Singh was chief financial officer of Hyatt Hotels Corporation, where he successfully led the financial planning and operations for an organization with about 500 hotels across 45 countries. During his time at Hyatt, he played an important role in establishing the global financial structure, led the company through the IPO process, built a strong balance sheet and drove growth by supporting capital deployment for acquisitions and investments.

“Having led the financial and information technology operations behind some of the largest restaurant and hotel companies, Harmit has extensive experience in developing and implementing growth strategies for companies that serve consumers around the globe,” said Chip Bergh, president and chief executive officer of LS&Co. “His combination of financial and operational expertise, global experience and deep understanding of Asia will make him a strong addition to our leadership team at Levi Strauss & Co.”

In addition to his four years at Hyatt Hotels Corporation and fourteen years of various global leadership roles at Yum! Brands, the world’s largest restaurant company, (including CFO of Pizza Hut), Singh also worked at American Express India and Price Waterhouse in India.

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“Levi Strauss & Co. is admired around the world for its iconic brands,” said Mr. Singh. “I am excited to be joining a company with such a rich and established heritage. I look forward to working with leaders in the company and the finance and technology group as we grow the brands globally and enhance value for all stockholders.”

Upon his arrival, Kevin Wilson, who has served as interim chief financial officer since August 2012, will resume his role as vice president, finance for the Americas Commercial Operations.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of more than 2,300 franchised and company-operated stores. Levi Strauss & Co.’s reported fiscal 2011 net revenues were $4.8 billion. For more information, go to http://levistrauss.com.

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